Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Fourth Quarter 2019 Financial Results (Unaudited) and Increases Quarterly Cash Dividend to $0.25 per Share

Fourth Quarter 2019 Summary

•	Net income of $41.1 million, or $0.69 per diluted share

•	Return on average assets of 1.42%, return on average equity of 8.20% and return on average tangible common equity of 15.89%

•	Net interest margin of 4.33% and core net interest margin of 4.10%

•	Non-maturity deposits growth of $335.3 million, or 18% annualized

•	Noninterest bearing deposits increased to 43% of total deposits, compared to 41% in the prior quarter

•	Cost of deposits of 0.58% in the current quarter compared with 0.71% in the prior quarter

•	Nonperforming assets as a percent of total assets of 0.08%

•	Tangible book value ended the year at $18.84, an 11.02% increase over December 31, 2018

•	Approved a new $100 million share repurchase program in December 2019

Irvine, Calif., January 23, 2020 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the fourth quarter of 2019 of $41.1 million, or $0.69 per diluted share, compared with net income of $41.4 million, or $0.69 per diluted share, for the third quarter of 2019 and net income of $39.6 million, or $0.63 per diluted share, for the fourth quarter of 2018.

For the three months ended December 31, 2019, the Company’s return on average assets (“ROAA”) was 1.42%, return on average equity (“ROAE”) was 8.20%, and return on average tangible common equity (“ROATCE”) was 15.89%, as compared to 1.44%, 8.32% and 16.27%, respectively, for the third quarter of 2019 and 1.37%, 8.15% and 16.65%, respectively, for the fourth quarter of 2018. Total assets as of December 31, 2019 were $11.8 billion compared with $11.8 billion at September 30, 2019 and $11.5 billion at December 31, 2018. A reconciliation of the non–U.S. generally accepted accounting principles (“GAAP”) measure of ROATCE to the GAAP measure of common stockholders' equity is set forth at the end of this press release.

Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company, commented, “This was a record year for the Company with net income of $159.7 million and non-maturity deposit growth of $603.0 million. Our prudent balance sheet management strategies and continued success in core deposit growth helped to minimize the impact of the declining interest rate environment on our net interest margin, and coupled with our disciplined expense management, enabled us to generate solid profitability with an ROAA of 1.42% and an ROATCE of 15.89% for the fourth quarter of 2019.

“Prudent capital management remains a focus of the board and management. We recently authorized a new $100 million share repurchase program, and we are increasing our quarterly cash dividend by 13.6% to $0.25 per share. Our strong profitability enables us to return significant amounts of capital to shareholders, while maintaining sufficient capital to support our organic and acquisitive growth strategies.
“During 2019, following several years of strong growth, driven by a number of highly successful acquisitions, we were able to complete several key projects throughout the Company that helped us expand our product and service offerings, enhance efficiencies and strengthen our risk management framework. As of result of the investments we have made, we have a strong foundation in place to support a much larger organization. Our team of employees has never been stronger or more capable, and I am proud to be a part of such an incredibly talented group,” said Mr. Gardner.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	December 31,	September 30,	December 31,
	2019	2019	2018
Financial Highlights	(dollars in thousands, except per share data)
Net income	$41,098	$41,375	$39,643
Diluted earnings per share	0.69	0.69	0.63
Return on average assets	1.42%	1.44%	1.37%
Return on average equity	8.20	8.32	8.15
Return on average tangible common equity (1)	15.89	16.27	16.65
Net interest margin	4.33	4.36	4.49
Core net interest margin (1)	4.10	4.12	4.24
Cost of deposits	0.58	0.71	0.55
Efficiency ratio (2)	51.9	50.9	48.3
Total assets	$11,776,012	$11,811,497	$11,487,387
Total deposits	8,898,509	8,859,288	8,658,351
Non-maturity deposits as a percent of total deposits	88%	85%	84%
Book value per share	$33.82	$33.50	$31.52
Tangible book value per share (1)	18.84	18.41	16.97
Total risk-based capital ratio	13.81%	13.40%	12.39%

(1) A reconciliation of the non-GAAP measures of average tangible common equity, core net interest margin and tangible book value per share to the GAAP measures of common stockholders' equity, net interest margin and book value are set forth at the end of this press release.

(2) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expense to the sum of net interest income before provision for credit losses and total noninterest income, less gains/(loss) on sale of securities, other-than-temporary impairment recovery/(loss) on investment securities, gain/(loss) from other real estate owned and gain/(loss) from debt extinguishment.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $112.9 million in the fourth quarter of 2019, an increase of $584,000, or 1%, from the third quarter of 2019. The increase in net interest income reflected a lower cost of funds driven primarily by higher average balances of noninterest bearing deposits and, to a lesser extent, lower average balances of retail and brokered certificates of deposit, and lower rates paid on deposits, partially offset by the impact of lower average loan balances and yields.

Net interest margin for the fourth quarter of 2019 was 4.33% compared with 4.36% for the third quarter of 2019. The decrease was driven primarily by lower accretion income and lower loan-related fees of $5.8 million and $3.3 million, respectively, compared to $6.0 million and $3.6 million, respectively. Our core net interest margin, which excludes the impact of accretion and other one-time adjustments, decreased 2 basis points to 4.10%, compared to 4.12% from the prior quarter. The decrease in the core net interest margin reflected lower loan yields, partially offset by a lower cost of funds.

We anticipate our core net interest margin will be in the range of 3.95% to 4.05% in the first quarter of 2020.

Net interest income for the fourth quarter of 2019 decreased $4.6 million or 4% compared to the fourth quarter of 2018. The decrease was primarily attributable to lower loan yields and a $208.7 million decrease in average loan balances, partially offset by a lower cost of funds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets	(dollars in thousands)
Cash and cash equivalents	$201,161	$283	0.56%	$188,693	$403	0.85%	$230,377	$634	1.09%
Investment securities	1,445,158	10,210	2.83	1,311,649	9,227	2.81	1,243,240	9,046	2.91
Loans receivable, net (1) (2)	8,700,690	119,353	5.44	8,728,536	122,974	5.59	8,909,407	126,341	5.63
Total interest-earning assets	$10,347,009	$129,846	4.98	$10,228,878	$132,604	5.14	$10,383,024	$136,021	5.20

Liabilities
Interest-bearing deposits	$5,216,658	$13,144	1.00	$5,343,043	$15,878	1.18	$5,065,505	$12,041	0.94
Borrowings	368,583	3,783	4.07	436,979	4,391	3.99	905,300	6,434	2.82
Total interest-bearing liabilities	$5,585,241	$16,927	1.20	$5,780,022	$20,269	1.39	$5,970,805	$18,475	1.23
Noninterest-bearing deposits	$3,814,809			$3,533,797			$3,571,119
Net interest income		$112,919			$112,335			$117,546
Net interest margin (3)			4.33			4.36			4.49
Cost of deposits			0.58			0.71			0.55
Cost of funds (4)			0.71			0.86			0.77

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Includes net discount accretion of $5.8 million, $6.0 million and $6.3 million, respectively.
(3) Represents net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

Provision for Credit Losses

Provision for credit losses for the fourth quarter of 2019 was $2.3 million, an increase of $735,000 from the third quarter of 2019 and an increase of $39,000 from the fourth quarter of 2018. Net charge-offs were $2.3 million in the fourth quarter of 2019, compared to $1.4 million in the third quarter of 2019 and $138,000 in the fourth quarter of 2018.

Provision for unfunded commitments for the fourth quarter of 2019 reflected a $666,000 reduction due primarily to lower loan commitments and loss rates as compared to a $197,000 provision for the third quarter of 2019, and similar to the provision for the fourth quarter of 2018 which reflected a $580,000 reduction for unfunded commitments.

	Three Months Ended
	December 31,	September 30,	December 31,
	2019	2019	2018
Provision for Credit Losses	(dollars in thousands)
Provision for loans and lease losses	$3,016	$1,365	$2,904
Provision for unfunded commitments	(666)	197	(580)
Provision for sold loans	(53)	—	(66)
Total provision for credit losses	$2,297	$1,562	$2,258

Noninterest income

Noninterest income for the fourth quarter of 2019 was $9.8 million, a decrease of $1.6 million, or 14%, from the third quarter of 2019. The fourth quarter of 2019 included decreases of $615,000 in net gain from sales of loans and $590,000 in net gain from the sales of investment securities. In addition, other income decreased $431,000 from the third quarter of 2019 primarily due to a $652,000 decrease in income on Community Reinvestment Act (“CRA”) related equity investments and an $183,000 increase in cost on debt extinguishment, partially offset by a $462,000 increase in swap fee income.

During the fourth quarter of 2019, the Bank sold $23.7 million of Small Business Administration (“SBA”) and U.S. Department of Agriculture (“USDA”) loans for a gain of $2.1 million, compared with $26.3 million of SBA loans sold at a gain of $2.3 million in the third quarter of 2019. The fourth quarter also included the sale of $8.4 million of other loans for a net loss of $418,000 compared with sales of $684,000 of other loans for a net gain of $8,000 during the third quarter of 2019.

We anticipate our noninterest income will range from $6.5 million to $7.0 million for the first quarter of 2020, based upon the current SBA loan sales volume and gain rates as well as normal, recurring business activities, which exclude gain on sales of investment securities.

Noninterest income for the fourth quarter of 2019 increased $2.8 million, or 41%, compared to the fourth quarter of 2018. The increase was primarily due to a net gain from sales of investment securities of $3.7 million, partially offset by a $772,000 decrease in debit card interchange fee income, primarily the result of the Bank becoming a non-exempt institution, effective July 1, 2019, under the Durbin Amendment that regulates debit card interchange fee income, and a $231,000 decrease in net gain from sales of loans.

The decrease in net gain from sales of loans for the fourth quarter of 2019 compared to the same period last year was primarily due to the realization of a $418,000 loss on the sales of other loans in the fourth quarter of 2019 compared with a net gain of $320,000 in the fourth quarter of 2018, partially offset by a higher average premium realized on total SBA loan sales in the fourth quarter of 2019.

	Three Months Ended
	December 31,	September 30,	December 31,
	2019	2019	2018
NONINTEREST INCOME	(dollars in thousands)
Loan servicing fees	$487	$546	$408
Service charges on deposit accounts	1,558	1,440	1,351
Other service fee income	359	360	270
Debit card interchange fee income	367	421	1,139
Earnings on BOLI	864	861	929
Net gain from sales of loans	1,698	2,313	1,929
Net gain from sales of investment securities	3,671	4,261	—
Other income	797	1,228	944
Total noninterest income	$9,801	$11,430	$6,970

Noninterest Expense

Noninterest expense totaled $66.2 million for the fourth quarter of 2019, an increase of $880,000, or 1%, compared with the third quarter of 2019. The increase was driven primarily by a $1.1 million increase in deposit expense attributable largely to higher deposit balances, an $866,000 increase in compensation as a result of higher incentive expense and a $520,000 increase in premise and occupancy expense. These increases were partially offset by an $881,000 decrease in other expense, primarily related to charitable contributions, and a $756,000 decline in FDIC insurance premiums due to small institution assessment credits.

The Company anticipates that total operating expense will range between $65.0 million and $66.0 million for the first quarter of 2020.

Noninterest expense decreased by $1.0 million, or 2%, compared to the fourth quarter of 2018. The decrease was primarily related to a reduction in merger-related expense and a $1.5 million decline in FDIC insurance premiums, partially offset by a $2.6 million increase in compensation.

	Three Months Ended
	December 31,	September 30,	December 31,
	2019	2019	2018
NONINTEREST EXPENSE	(dollars in thousands)
Compensation and benefits	$36,409	$35,543	$33,838
Premises and occupancy	8,113	7,593	7,504
Data processing	3,241	3,094	3,868
Other real estate owned operations, net	31	64	1
FDIC insurance premiums	(766)	(10)	750
Legal, audit and professional expense	3,268	3,058	3,105
Marketing expense	1,713	1,767	1,700
Office, telecommunications and postage expense	1,105	1,200	1,579
Loan expense	1,064	1,137	1,046
Deposit expense	4,537	3,478	3,105
Merger-related expense	—	(4)	2,597
CDI amortization	4,247	4,281	4,631
Other expense	3,254	4,135	3,515
Total noninterest expense	$66,216	$65,336	$67,239

Income Tax

For the fourth quarter of 2019, our effective tax rate was 24.2% compared with 27.2% for the third quarter of 2019 and 27.9% for the fourth quarter of 2018. The decrease in the effective tax rate from the prior quarter was due to tax benefits associated with the settlement of stock-based compensation in the fourth quarter of 2019, favorable return to provision adjustments associated with the filing of the 2018 federal and state tax returns in October 2019, and a true-up of the state tax rate.

The Company anticipates the full year 2020 effective tax rate to be in the range of 26.0% to 28.0%.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $8.7 billion at December 31, 2019, a decrease of $35.2 million, or 0.4%, from September 30, 2019, and a decrease of $114.5 million, or 1.3%, from December 31, 2018. The decreases were driven primarily by higher loan prepayments and payoffs, as well as higher loan sales and lower loan purchases, partially offset by higher line utilization and fundings. Loan sales during the fourth quarter of 2019 included $23.7 million of SBA/USDA loans and $8.4 million of other loans, compared with $26.3 million of SBA loans and $684,000 of other loans sold in the third quarter of 2019.

During the fourth quarter of 2019, the Bank generated $556.3 million of new loan commitments and $419.9 million of new loan fundings, compared with $536.9 million in new loan commitments and $356.6 million in new loan fundings in the third quarter of 2019, and $730.0 million of new loan commitments and $531.5 million in new loan fundings in the fourth quarter of 2018.

At December 31, 2019, our loans held for investment to deposit ratio was 98.0%, compared with 98.9% and 102.1% at September 30, 2019 and December 31, 2018, respectively.

The following table presents the composition of the loan portfolio as of the dates indicated:

	December 31,	September 30,	December 31,
	2019	2019	2018
	(dollars in thousands)
Business Loans:
Commercial and industrial	$1,265,185	$1,233,938	$1,364,423
Franchise	916,875	894,023	765,416
Commercial owner occupied	1,674,092	1,678,888	1,679,122
SBA	175,815	179,965	193,882
Agribusiness	127,834	119,633	138,519
Total business loans	4,159,801	4,106,447	4,141,362
Real Estate Loans:
Commercial non-owner occupied	2,072,374	2,053,590	2,003,174
Multi-family	1,576,870	1,611,904	1,535,289
One-to-four family	254,779	273,182	356,264
Construction	410,065	478,961	523,643
Farmland	175,997	171,667	150,502
Land	31,090	30,717	46,628
Total real estate loans	4,521,175	4,620,021	4,615,500
Consumer Loans:
Consumer loans	50,922	40,548	89,424
Gross loans held for investment	8,731,898	8,767,016	8,846,286
Deferred loan origination costs/(fees) and premiums/(discounts), net	(9,587)	(9,540)	(9,468)
Loans held for investment	8,722,311	8,757,476	8,836,818
Allowance for loan losses	(35,698)	(35,000)	(36,072)
Loans held for investment, net	$8,686,613	$8,722,476	$8,800,746
Loans held for sale, at lower of cost or fair value	$1,672	$7,092	$5,719

The total end of period weighted average interest rate on loans, excluding fees and discounts, at December 31, 2019 was 4.91%, compared with 5.00% at September 30, 2019 and 5.13% at December 31, 2018. The quarter-over-quarter and year-over-year decreases reflect the impact of lower rates on new originations as well as the unfavorable repricing of loans as a result of the Federal Reserve Bank's interest rate decreases.

The following table presents the composition of the organic loan commitments for the periods indicated:

	Three Months Ended
	December 31,	September 30,	December 31,
	2019	2019	2018
	(dollars in thousands)
Business Loans:
Commercial and industrial	$139,297	$130,494	$141,837
Franchise	56,442	91,018	82,013
Commercial owner occupied	114,222	64,080	64,349
SBA	27,576	35,516	26,884
Agribusiness	5,795	6,241	6,525
Total business loans	343,332	327,349	321,608
Real Estate Loans:
Commercial non-owner occupied	77,414	90,464	196,779
Multi-family	69,653	41,289	73,454
One-to-four family	8,457	6,110	13,029
Construction	49,366	59,639	85,327
Farmland	2,800	9,350	14,588
Land	3,800	1,285	4,229
Total real estate loans	211,490	208,137	387,406
Consumer Loans:
Consumer loans	1,439	1,463	20,938
Total loan commitments	$556,261	$536,949	$729,952

The weighted average interest rate on our new loan production was 4.77% in the fourth quarter of 2019, compared with 5.28% in the third quarter of 2019 and 5.35% in the fourth quarter of 2018. During the fourth quarter of 2019, the Bank also purchased $25.6 million of multi-family loans at a weighted average interest rate of 3.99% and $14.4 million of commercial non-owner occupied loans at a weighted average interest rate of 4.25%.

Asset Quality and Allowance for Loan Losses

At December 31, 2019, the allowance for loan losses was $35.7 million, compared to $35.0 million at September 30, 2019 and $36.1 million at December 31, 2018. The provision for loan and lease losses for the fourth quarter of 2019 was $3.0 million, compared to $1.4 million for the third quarter of 2019 and $2.9 million for the fourth quarter of 2018. During the fourth quarter of 2019, the Company incurred $2.3 million of net charge-offs, compared to $1.4 million in the third quarter of 2019 and $138,000 in the fourth quarter of 2018.

The ratio of allowance for loan losses to total loans held for investment at December 31, 2019 was 0.41%, compared to 0.40% and 0.41% at September 30, 2019 and December 31, 2018, respectively. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value discount on loans acquired through bank acquisitions was $40.7 million, or 0.47% of total loans held for investment, as of December 31, 2019, compared to $46.8 million, or 0.53% of total loans held for investment, as of September 30, 2019 and $61.0 million, or 0.69% of total loans held for investment, as of December 31, 2018.

Nonperforming assets totaled $9.1 million, or 0.08% of total assets, at December 31, 2019, an increase of $860,000 from September 30, 2019 and an increase of $4.1 million from December 31, 2018. During the fourth quarter of 2019, nonperforming loans increased $545,000 from September 30, 2019 to $8.7 million and other real estate owned increased $315,000 from September 30, 2019 to $441,000. Loan delinquencies increased to $19.2 million, or 0.22% of loans held for investment, compared to $11.2 million, or 0.13% of loans held for investment, at September 30, 2019, and $12.9 million, or 0.15% of loans held for investment, at December 31, 2018.

	December 31,	September 30,	December 31,
	2019	2019	2018
Asset Quality	(dollars in thousands)
Nonperforming loans	$8,650	$8,105	$4,857
Other real estate owned	441	126	147
Other assets owned	—	—	13
Nonperforming assets	$9,091	$8,231	$5,017

Allowance for loan losses	$35,698	$35,000	$36,072
Allowance for loan losses as a percent of total nonperforming loans	413%	432%	743%
Nonperforming loans as a percent of loans held for investment	0.10	0.09	0.05
Nonperforming assets as a percent of total assets	0.08	0.07	0.04
Net loan charge-offs for the quarter ended	$2,318	$1,391	$138
Net loan charge-offs for quarter to average total loans, net (1)	0.03%	0.02%	—%
Allowance for loan losses to loans held for investment (2)	0.41	0.40	0.41
Delinquent Loans:
30 - 59 days	$2,106	$1,725	$7,046
60 - 89 days	10,583	3,212	1,242
90+ days	6,560	6,293	4,565
Total delinquency	$19,249	$11,230	$12,853
Delinquency as a percent of loans held for investment	0.22%	0.13%	0.15%

(1) The ratio is less than 0.01% as of December 31, 2018.
(2) At December 31, 2019, 37% of loans held for investment include a fair value net discount of $40.7 million or 0.47% of loans held for investment. At September 30, 2019, 41% of loans held for investment include a fair value net discount of $46.8 million or 0.53% of loans held for investment. At December 31, 2018, 49% of loans held for investment include a fair value net discount of $61.0 million or 0.69% of loans held for investment.

Investment Securities

Investment securities available-for-sale totaled $1.4 billion at December 31, 2019, an increase of $111.7 million, or 8.9%, from September 30, 2019, and an increase of $265.2 million, or 24.0%, from December 31, 2018. The increase in the fourth quarter of 2019 as compared to the third quarter of 2019 was primarily the result of purchases of $284.0 million, partially offset by sales of $129.6 million, total principal payments, amortization and redemptions of $32.9 million and a mark-to-market fair value adjustment decrease of $12.3 million. The increase compared to the same period last year was primarily the result of $889.5 million in purchases and a $38.1 million in mark-to-market fair value adjustment, partially offset by $543.2 million in sales and $126.6 million in principal payments, amortization and redemptions due to higher purchases and expansion of the investment portfolio.

Deposits

At December 31, 2019, deposits totaled $8.9 billion, an increase of $39.2 million, or 0.4%, from September 30, 2019 and an increase of $240.2 million, or 2.8%, from December 31, 2018. Non-maturity deposits totaled $7.9 billion, an increase of $335.3 million, or 4.5%, from September 30, 2019 and an increase of $603.0 million, or 8.3%, from December 31, 2018. During the fourth quarter of 2019, deposit increases included $234.1 million in noninterest-bearing deposits, $56.6 million in interest checking and $44.5 million in money market/savings deposits, partially offset by decreases of $250.1 million in brokered certificates of deposits and $46.0 million in retail certificates of deposits as compared to the third quarter of 2019.

The weighted average cost of deposits for the fourth quarter of 2019 was 0.58%, compared with 0.71% for the third quarter of 2019 and 0.55% for the fourth quarter of 2018. The decrease in the weighted average cost of deposits for the fourth quarter of 2019 compared to the third quarter of 2019 was driven primarily by lower volume and rates paid on retail and brokered certificates of deposit as well as higher average noninterest-bearing and money market deposit balances and pricing actions taken by the Bank across all interest-bearing deposit products. The cost of deposits was 0.53% at December 31, 2019.

	December 31,	September 30,	December 31,
	2019	2019	2018
Deposit Accounts	(dollars in thousands)
Noninterest-bearing checking	$3,857,660	$3,623,546	$3,495,737
Interest-bearing:
Checking	586,019	529,401	526,088
Money market/savings	3,406,988	3,362,453	3,225,849
Retail certificates of deposit	973,465	1,019,433	1,009,066
Wholesale/brokered certificates of deposit	74,377	324,455	401,611
Total interest-bearing	5,040,849	5,235,742	5,162,614
Total deposits	$8,898,509	$8,859,288	$8,658,351

Cost of deposits	0.58%	0.71%	0.55%
Noninterest-bearing deposits as a percent of total deposits	43.4	40.9	40.4
Non-maturity deposits as a percent of total deposits	88.2	84.8	83.7
Core deposits to total deposits (1)	93.7	90.7	89.2

(1) Core deposits are all transaction accounts and non-brokered certificates of deposit less than $250,000.

Borrowings

At December 31, 2019, total borrowings amounted to $732.2 million, a decrease of $90.2 million, or 11%, from September 30, 2019 and a decrease of $45.8 million, or 6%, from December 31, 2018. Total borrowings for the quarter included $517.0 million of Federal Home Loan Bank of San Francisco (“FHLB”) advances and $215.1 million of subordinated debt. At December 31, 2019, total borrowings represented 6.2% of total assets, compared to 7.0% and 6.8% as of September 30, 2019 and December 31, 2018, respectively. The decrease in borrowings at December 31, 2019 as compared to September 30, 2019 and December 31, 2018 was primarily due to decreases in FHLB advances and the redemption of junior subordinated debt securities.

In May 2019, the Company issued $125.0 million aggregate principal amount of its 4.875% Fixed-to-Floating Rate Subordinated Notes (the “Notes”) due May 15, 2029. On October 7, 2019, the Company used a portion of the proceeds from the issuance of the Notes to redeem all $3.1 million outstanding principal amount of floating rate junior subordinated debt securities associated with Mission Community Capital Trust I, a statutory business trust created under the laws of the State of Delaware, acquired as part of the Heritage Oaks Bancorp acquisition. The junior subordinated debt securities carried an interest rate of three-month LIBOR plus 2.95% per annum, for an effective rate of 5.25% per annum, and were scheduled to mature on October 7, 2033. The junior subordinated debt securities were called at par, plus accrued and unpaid interest, for an aggregate amount of $3.1 million.

Capital Ratios

At December 31, 2019, our ratio of tangible common equity to total assets was 10.30%, compared with
10.01% in the prior quarter and 10.02% at December 31, 2018, with tangible book value per share of $18.84, compared with $18.41 at September 30, 2019 and $16.97 at December 31, 2018.

At December 31, 2019, the Company had a tier 1 leverage capital ratio of 10.54%, common equity tier 1 risk-based capital ratio of 11.35%, tier 1 risk-based capital ratio of 11.42% and total risk-based capital ratio of 13.81%.

At December 31, 2019, the Bank exceeded all regulatory capital requirements with a tier 1 leverage capital ratio of 12.39%, common equity tier 1 risk-based capital ratio of 13.43%, tier 1 risk-based capital ratio of 13.43% and total risk-based capital of 13.83%. These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio and 10.00% for total capital ratio and exceeded the minimum common equity Tier 1, Tier 1 and total capital ratio inclusive of the fully phased-in capital conservation buffer of 7.0%, 8.5% and 10.5%, respectively.

	December 31,	September 30,	December 31,
Capital Ratios	2019	2019	2018
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	10.54%	10.34%	10.38%
Common equity tier 1 risk-based capital ratio	11.35	10.93	10.88
Tier 1 risk-based capital ratio	11.42	11.04	11.13
Total risk-based capital ratio	13.81	13.40	12.39
Tangible common equity ratio (1)	10.30	10.01	10.02

Pacific Premier Bank
Tier 1 leverage ratio	12.39%	12.20%	11.06%
Common equity tier 1 risk-based capital ratio	13.43	13.01	11.87
Tier 1 risk-based capital ratio	13.43	13.01	11.87
Total risk-based capital ratio	13.83	13.41	12.28

Share Data
Book value per share	$33.82	$33.50	$31.52
Tangible book value per share (1)	18.84	18.41	16.97
Dividend per share	0.22	0.22	—
Closing stock price (2)	32.60	31.19	25.52
Shares issued and outstanding (2)	59,506,057	59,364,340	62,480,755
Market Capitalization (2)(3)	$1,939,897	$1,851,574	$1,594,509

(1) A reconciliation of the non-GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share is set forth at the end of this press release.

(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On January 21, 2020, the Company's Board of Directors declared a $0.25 per share dividend, payable on February 14, 2020 to shareholders of record on February 3, 2020, a $0.03 increase over the prior quarter's $0.22 per share dividend paid. On December 2, 2019, the Company’s Board of Directors approved a new stock repurchase program, which authorized the repurchase up to $100 million of its common stock. As of December 31, 2019, the Company did not repurchase any shares under the newly-approved stock repurchase program. The stock repurchase program may be limited or terminated at any time without prior notice. In connection with the prior stock repurchase program approved in October 2018, which concluded in the third quarter of 2019, the Company purchased an aggregate of 3,364,761 shares of Common Stock for aggregate cash consideration of $100 million.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on January 23, 2020 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through February 4, 2020 at (877) 344-7529, access code 10137673.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $11.8 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as markets in the states of Arizona, Nevada and Washington. Through its more than 40 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction and SBA loans, as well as specialty banking products for homeowners' associations and franchise lending nationwide.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates and the impact of acquisitions we have made or may make.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations, including those concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; uncertainty regarding the future of LIBOR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption on January 1, 2020; possible other-than-temporary impairments of securities held by us; the impact of current governmental efforts to restructure the U.S. financial regulatory system, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in consumer spending, borrowing and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on common stock; changes in the financial performance and/or condition of our borrowers; the possibility that we may discontinue a currently-approved stock repurchase program or reduce or otherwise limit the level of repurchases of common stock we may make from time to time pursuant to such program; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national or global level; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2018 Annual Report on Form 10-K and other reports filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
ASSETS
Cash and due from banks	$135,847	$166,238	$139,879	$122,947	$125,036
Interest-bearing deposits with financial institutions	191,003	261,477	235,505	55,435	78,370
Cash and cash equivalents	326,850	427,715	375,384	178,382	203,406
Interest-bearing time deposits with financial institutions	2,708	2,711	2,956	5,896	6,143
Investments held to maturity, at amortized cost	37,838	40,433	42,997	43,894	45,210
Investment securities available for sale, at fair value	1,368,384	1,256,655	1,258,379	1,171,410	1,103,222
FHLB, FRB and other stock, at cost	93,061	92,986	92,841	94,751	94,918
Loans held for sale, at lower of cost or fair value	1,672	7,092	8,529	11,671	5,719
Loans held for investment	8,722,311	8,757,476	8,771,938	8,865,855	8,836,818
Allowance for loan losses	(35,698)	(35,000)	(35,026)	(37,856)	(36,072)
Loans held for investment, net	8,686,613	8,722,476	8,736,912	8,827,999	8,800,746
Accrued interest receivable	39,442	38,603	40,420	40,302	37,837
Other real estate owned	441	126	35	180	147
Premises and equipment	59,001	62,851	54,218	61,523	64,691
Deferred income taxes, net	—	—	2,266	9,275	15,627
Bank owned life insurance	113,376	112,716	112,054	111,400	110,871
Intangible assets	83,312	87,560	91,840	96,120	100,556
Goodwill	808,322	808,322	808,322	808,726	808,726
Other assets	154,992	151,251	156,628	118,966	89,568
Total assets	$11,776,012	$11,811,497	$11,783,781	$11,580,495	$11,487,387
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest-bearing checking	$3,857,660	$3,623,546	$3,480,312	$3,423,893	$3,495,737
Interest-bearing:
Checking	586,019	529,401	548,314	560,274	526,088
Money market/savings	3,406,988	3,362,453	3,272,511	3,138,875	3,225,849
Retail certificates of deposit	973,465	1,019,433	1,065,207	1,007,559	1,009,066
Wholesale/brokered certificates of deposit	74,377	324,455	495,578	584,574	401,611
Total interest-bearing	5,040,849	5,235,742	5,381,610	5,291,282	5,162,614
Total deposits	8,898,509	8,859,288	8,861,922	8,715,175	8,658,351
FHLB advances and other borrowings	517,026	604,558	571,575	609,591	667,681
Subordinated debentures	215,145	217,825	232,944	110,381	110,313
Deferred income taxes, net	1,371	301	—	—	—
Accrued expenses and other liabilities	131,367	140,527	132,884	138,284	81,345
Total liabilities	9,763,418	9,822,499	9,799,325	9,573,431	9,517,690
STOCKHOLDERS’ EQUITY:
Common stock	586	584	595	617	617
Additional paid-in capital	1,594,434	1,590,168	1,618,137	1,676,024	1,674,274
Retained earnings	396,051	368,051	343,366	325,363	300,407
Accumulated other comprehensive income (loss)	21,523	30,195	22,358	5,060	(5,601)
Total stockholders' equity	2,012,594	1,988,998	1,984,456	2,007,064	1,969,697
Total liabilities and stockholders' equity	$11,776,012	$11,811,497	$11,783,781	$11,580,495	$11,487,387

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
INTEREST INCOME
Loans	$119,353	$122,974	$126,341	$485,663	$415,410
Investment securities and other interest-earning assets	10,493	9,630	9,680	40,444	33,013
Total interest income	129,846	132,604	136,021	526,107	448,423
INTEREST EXPENSE
Deposits	13,144	15,878	12,041	58,297	37,653
FHLB advances and other borrowings	730	1,214	4,701	9,829	11,343
Subordinated debentures	3,053	3,177	1,733	10,680	6,716
Total interest expense	16,927	20,269	18,475	78,806	55,712
Net interest income before provision for credit losses	112,919	112,335	117,546	447,301	392,711
Provision for credit losses	2,297	1,562	2,258	5,719	8,253
Net interest income after provision for credit losses	110,622	110,773	115,288	441,582	384,458
NONINTEREST INCOME
Loan servicing fees	487	546	408	1,840	1,445
Service charges on deposit accounts	1,558	1,440	1,351	5,769	5,128
Other service fee income	359	360	270	1,438	902
Debit card interchange fee income	367	421	1,139	3,004	4,326
Earnings on BOLI	864	861	929	3,486	3,427
Net gain from sales of loans	1,698	2,313	1,929	6,642	10,759
Net gain from sales of investment securities	3,671	4,261	—	8,571	1,399
Other income	797	1,228	944	4,486	3,641
Total noninterest income	9,801	11,430	6,970	35,236	31,027
NONINTEREST EXPENSE
Compensation and benefits	36,409	35,543	33,838	139,187	129,886
Premises and occupancy	8,113	7,593	7,504	30,758	24,544
Data processing	3,241	3,094	3,868	12,301	13,412
Other real estate owned operations, net	31	64	1	160	4
FDIC insurance premiums	(766)	(10)	750	764	3,002
Legal, audit and professional expense	3,268	3,058	3,105	12,869	10,040
Marketing expense	1,713	1,767	1,700	6,402	6,151
Office, telecommunications and postage expense	1,105	1,200	1,579	4,826	5,312
Loan expense	1,064	1,137	1,046	4,079	3,370
Deposit expense	4,537	3,478	3,105	15,266	9,916
Merger-related expense	—	(4)	2,597	656	18,454
CDI amortization	4,247	4,281	4,631	17,245	13,594
Other expense	3,254	4,135	3,515	14,552	12,220
Total noninterest expense	66,216	65,336	67,239	259,065	249,905
Net income before income taxes	54,207	56,867	55,019	217,753	165,580
Income tax	13,109	15,492	15,376	58,035	42,240
Net income	$41,098	$41,375	$39,643	$159,718	$123,340
EARNINGS PER SHARE
Basic	$0.69	$0.69	$0.64	$2.62	$2.29
Diluted	0.69	0.69	0.63	2.60	2.26
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	58,816,352	59,293,218	61,917,184	60,339,714	53,963,047
Diluted	59,182,054	59,670,855	62,457,100	60,692,281	54,613,057

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$201,161	$283	0.56%	$188,693	$403	0.85%	$230,377	$634	1.09%
Investment securities	1,445,158	10,210	2.83	1,311,649	9,227	2.81	1,243,240	9,046	2.91
Loans receivable, net (1) (2)	8,700,690	119,353	5.44	8,728,536	122,974	5.59	8,909,407	126,341	5.63
Total interest-earning assets	10,347,009	129,846	4.98	10,228,878	132,604	5.14	10,383,024	136,021	5.20
Noninterest-earning assets	1,230,083			1,232,963			1,199,343
Total assets	$11,577,092			$11,461,841			$11,582,367
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$563,357	$643	0.45%	$553,588	$688	0.49%	$521,778	$456	0.35%
Money market	3,184,267	6,704	0.84	3,107,570	7,736	0.99	2,963,437	6,074	0.81
Savings	236,970	101	0.17	239,601	103	0.17	258,634	98	0.15
Retail certificates of deposit	998,594	4,272	1.70	1,044,174	4,867	1.85	1,025,311	3,842	1.49
Wholesale/brokered certificates of deposit	233,470	1,424	2.42	398,110	2,484	2.48	296,345	1,571	2.10
Total interest-bearing deposits	5,216,658	13,144	1.00	5,343,043	15,878	1.18	5,065,505	12,041	0.94
FHLB advances and other borrowings	153,333	730	1.89	214,264	1,214	2.25	795,029	4,701	2.35
Subordinated debentures	215,250	3,053	5.67	222,715	3,177	5.71	110,271	1,733	6.29
Total borrowings	368,583	3,783	4.07	436,979	4,391	3.99	905,300	6,434	2.82
Total interest-bearing liabilities	5,585,241	16,927	1.20	5,780,022	20,269	1.39	5,970,805	18,475	1.23
Noninterest-bearing deposits	3,814,809			3,533,797			3,571,119
Other liabilities	172,227			157,711			95,820
Total liabilities	9,572,277			9,471,530			9,637,744
Stockholders' equity	2,004,815			1,990,311			1,944,623
Total liabilities and equity	$11,577,092			$11,461,841			$11,582,367
Net interest income		$112,919			$112,335			$117,546
Net interest margin (3)			4.33			4.36			4.49
Cost of deposits			0.58			0.71			0.55
Cost of funds (4)			0.71			0.86			0.77
Ratio of interest-earning assets to interest-bearing liabilities			185.26			176.97			173.90

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Includes net discount accretion of $5.8 million, $6.0 million and $6.3 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(3) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(dollars in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
	(dollars in thousands)
Business Loans:
Commercial and industrial	$1,265,185	$1,233,938	$1,300,083	$1,336,520	$1,364,423
Franchise	916,875	894,023	860,299	813,057	765,416
Commercial owner occupied	1,674,092	1,678,888	1,667,912	1,648,762	1,679,122
SBA	175,815	179,965	180,363	188,757	193,882
Agribusiness	127,834	119,633	126,857	134,603	138,519
Total business loans	4,159,801	4,106,447	4,135,514	4,121,699	4,141,362
Real Estate Loans:
Commercial non-owner occupied	2,072,374	2,053,590	2,121,312	2,124,250	2,003,174
Multi-family	1,576,870	1,611,904	1,520,135	1,511,942	1,535,289
One-to-four family	254,779	273,182	248,392	279,467	356,264
Construction	410,065	478,961	505,401	538,197	523,643
Farmland	175,997	171,667	169,724	167,345	150,502
Land	31,090	30,717	40,748	46,848	46,628
Total real estate loans	4,521,175	4,620,021	4,605,712	4,668,049	4,615,500
Consumer Loans:
Consumer loans	50,922	40,548	40,680	85,302	89,424
Gross loans held for investment	8,731,898	8,767,016	8,781,906	8,875,050	8,846,286
Deferred loan origination fees and discounts, net (1)	(9,587)	(9,540)	(9,968)	(9,195)	(9,468)
Loans held for investment	8,722,311	8,757,476	8,771,938	8,865,855	8,836,818
Allowance for loan losses	(35,698)	(35,000)	(35,026)	(37,856)	(36,072)
Loans held for investment, net	$8,686,613	$8,722,476	$8,736,912	$8,827,999	$8,800,746

Loans held for sale, at lower of cost or fair value	$1,672	$7,092	$8,529	$11,671	$5,719

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(dollars in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Asset Quality	(dollars in thousands)
Nonperforming loans	$8,650	$8,105	$7,637	$12,858	$4,857
Other real estate owned	441	126	35	180	147
Other assets owned	—	—	—	13	13
Nonperforming assets	$9,091	$8,231	$7,672	$13,051	$5,017

Allowance for loan losses	$35,698	$35,000	$35,026	$37,856	$36,072
Allowance for loan losses as a percent of total nonperforming loans	413%	432%	459%	294%	743%
Nonperforming loans as a percent of loans held for investment	0.10	0.09	0.09	0.15	0.05
Nonperforming assets as a percent of total assets	0.08	0.07	0.07	0.11	0.04
Net loan charge-offs for the quarter ended	$2,318	$1,391	$3,572	$228	$138
Net loan charge-offs for quarter to average total loans, net (1)	0.03%	0.02%	0.04%	—%	—%
Allowance for loan losses to loans held for investment (2)	0.41	0.40	0.40	0.43	0.41
Delinquent Loans:
30 - 59 days	$2,106	$1,725	$3,416	$2,299	$7,046
60 - 89 days	10,583	3,212	801	1,982	1,242
90+ days	6,560	6,293	9,261	11,481	4,565
Total delinquency	$19,249	$11,230	$13,478	$15,762	$12,853
Delinquency as a percent of loans held for investment	0.22%	0.13%	0.15%	0.18%	0.15%

(1) The ratios are less than 0.01% as of March 31, 2019 and December 31, 2018.
(2) At December 31, 2019, 37% of loans held for investment include a fair value net discount of $40.7 million or 0.47% of loans held for investment. At September 30, 2019, 41% of loans held for investment include a fair value net discount of $46.8 million or 0.53% of loans held for investment. At December 31, 2018, 49% of loans held for investment include a fair value net discount of $61.0 million or 0.69% of loans held for investment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(dollars in thousands, except per share data)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate this figure by excluding CDI amortization expense from net income and excluding the average CDI and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	December 31,	September 30,	December 31,
	2019	2019	2018
Net income	$41,098	$41,375	$39,643
Plus CDI amortization expense	4,247	4,281	4,631
Less CDI amortization expense tax adjustment	1,218	1,240	1,294
Net income for average tangible common equity	$44,127	$44,416	$42,980

Average stockholders' equity	$2,004,815	$1,990,311	$1,944,623
Less average CDI	85,901	90,178	103,434
Less average goodwill	808,322	808,322	808,516
Average tangible common equity	$1,110,592	$1,091,811	$1,032,673

Return on average equity	8.20%	8.32%	8.15%
Return on average tangible common equity	15.89%	16.27%	16.65%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Total stockholders' equity	$2,012,594	$1,988,998	$1,984,456	$2,007,064	$1,969,697
Less intangible assets	891,634	895,882	900,162	904,846	909,282
Tangible common equity	$1,120,960	$1,093,116	$1,084,294	$1,102,218	$1,060,415

Book value per share	$33.82	$33.50	$32.80	$31.97	$31.52
Less intangible book value per share	14.98	15.09	14.88	14.41	14.55
Tangible book value per share	$18.84	$18.41	$17.92	$17.56	$16.97

Total assets	$11,776,012	$11,811,497	$11,783,781	$11,580,495	$11,487,387
Less intangible assets	891,634	895,882	900,162	904,846	909,282
Tangible assets	$10,884,378	$10,915,615	$10,883,619	$10,675,649	$10,578,105

Tangible common equity ratio	10.30%	10.01%	9.96%	10.32%	10.02%

Core net interest income and core net interest margin are non-GAAP financial measures derived from GAAP-based amounts. We calculate core net interest income by excluding scheduled accretion income, accelerated accretion income, CD mark-to-market amortization and nonrecurring nonaccrual interest paid from net interest income. The core net interest margin is calculated as the ratio of core net interest income to average interest-earning assets. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	December 31,	September 30,	December 31,
	2019	2019	2018
Net interest income	$112,919	$112,335	$117,546
Less scheduled accretion income	2,030	2,161	2,991
Less accelerated accretion income	3,798	3,865	3,320
Less CD mark-to-market amortization	72	124	225
Less nonrecurring nonaccrual interest paid	168	37	—
Core net interest income	$106,851	$106,148	$111,010

Average interest-earning assets	$10,347,009	$10,228,878	$10,383,024

Net interest margin	4.33%	4.36%	4.49%
Core net interest margin	4.10%	4.12%	4.24%